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                                                                   EXHIBIT 11

                        ANDREA ELECTRONICS CORPORATION

             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE


                                                                            For the Years Ended
                                                                                 December 31,
                                                                        ------------------------------
                                                                            1995              1994
                                                                        ------------      ------------
EARNINGS

Pro forma income (loss) applicable to common stock*                     $(1,275,915)      $(2,299,836)
                                                                        ============      ============

SHARES

Weighted average number of common shares outstanding                       3,129,540         2,767,387
Assuming conversion of options and warrants                                1,065,000         1,044,238
                                                                        ------------      ------------
Pro forma shares                                                           4,194,540         3,811,625

Fully diluted income (loss) per common share                          $        (.30)    $        (.60)
                                                                        ============      ============



* Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.


This calculation is submitted in accordance with Regulation S-B, Item 601(b)(11) although it is contrary to paragraph 40 of ABP Opinion No. 15 because it produces anti-dilutive results.

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